UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2014

PROFIT PLANNERS MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	33-142076	90-0450030
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

350 Madison Avenue, 8th Floor
New York, NY 10017

(Address of Principal Executive Offices)

(646) 837-0351

(Registrant's Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 9, 2014, Profit Planners Management, Inc. (hereinafter referred to as the “Company”, “we”, “us” or the “Registrant”) completed the sale of assets of its Organic Innovations subsidiary to a newly formed Nevada corporation named Organic Innovations, Inc. (“Organic Innovations NV”) pursuant to the terms of the Asset Purchase Agreement between the parties dated as of May 7, 2014 (the “APA”).  Organic Innovation NV is owned and controlled by a group of investors all of whom are independent of the Officers, Directors and controlling shareholder of the Company, and the terms of the asset sale transaction were negotiated on an independent, arms length basis.

Under the terms of the APA, we sold assets of our Organic Innovations subsidiary to Organic Innovations NV for an aggregate purchase price of One Hundred and Fifteen Thousand Dollars ($115,000.00). The purchase price was paid, or will be paid, as follows: i) $4,500 in cash on May 9, 2014, ii) $13,500 in cash on or before May 31, 2014, iii) the assumption by Organic Innovations NV of a liability of the Company in amount of $25,000 and iv) the delivery on May 9, 2014 of a promissory note in favor of the Company in the amount of $72,000. The promissory note has an interest rate of 8% per year and matures on May 6, 2015.

Under the terms of the APA, the assets sold by the Company included, but was not limited to: all intellectual property held by the Organic Innovations subsidiary relating to its business including the Organicallycrafted.com and Goldenagemedical.com domain names and websites, all related customer lists and referral sources, all material contracts entered into by the Organic Innovations subsidiary, all tangible personal property of the subsidiary, and all intangible rights and property of the subsidiary including goodwill and going concern value.

The foregoing description of the APA and promissory note are not intended to be complete and are qualified in its entirety by the complete text of those agreements, copies of which are attached as Exhibits 10.1 and 10.2 to this Report.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of May 7, 2014 by and between Profit Planners Management, Inc. and Organic Innovations, Inc.

10.2	Promissory Note dated May 7, 2014 between Organic Innovations, Inc. and Profit Planners Management, Inc.

99.1	Press Release reporting closing of the Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Profit Planners Management, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2014
PROFIT PLANNERS MANAGEMENT, INC.

By:	/s/ Wesley Ramjeet
Wesley Ramjeet Chief Executive Officer